Exhibit 3.2

Form 426 (Revised 05/11)		This space reserved for office use.
Return in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 **Filing Fee: $15**	**Resolution Relating to a Series of Shares**	FILED In the Office of the Secretary of State of Texas JUL 27 2012 Corporations Section

Entity Information

The name of the corporation is:

BLAST ENERGY SERVICES, INC.

State the name of the entity as currently shown in the records of the secretary of state.

The file number issued to the filing entity by the secretary of state is: 0800949748

Copy of the Resolution

☐ A copy of a resolution establishing and designating a series of shares is attached.

☐ A copy of a resolution increasing or decreasing the number of shares in an established series is attached.

☐ A copy of a resolution deleting an established series is attached.

☒ A copy of a resolution amending an established series is attached.

Adoption of Resolution

The resolution was adopted by all necessary action on the part of the corporation on:

mm/dd/yyyy

Effectiveness of Filing

A. ☒ This document becomes effective when the document is filed by the secretary of state.

B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: ____________

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATIONS
OF
PEDEVCO CORP.
ESTABLISHING THE DESIGNATIONS, PREFERENCES,
LIMITATIONS AND RELATIVE RIGHTS OF ITS
SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to Section 21.155 of the Texas Business Organizations Code, PEDEVCO CORP., a company organized and existing under the State of Texas (the "Corporation"),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Formation of the Corporation, and pursuant to Section 21.155 of the Texas Business Organizations Code, the Board of Directors, by unanimous consent of all members of the Board of Directors on July 27, 2012, duly adopted a resolution providing for the issuance of an amended and restated series of twenty five million (25,000,000) shares of Series A Convertible Preferred Stock, which shall amend, replace and supersede the Amended and Restated Series A Convertible Preferred Stock Designation previously filed by the Company on February 2, 2011 (the “Prior Preferred Stock”), which resolution is and reads as follows:

RESOLVED, that no shares of Prior Preferred Stock are currently outstanding; and it is further

RESOLVED, that pursuant to the authority expressly granted to and invested in the Board of Directors by the provisions of the Certificate of Formation of the Corporation, as amended, a series of the preferred stock, par value $0.001 per share, of the Corporation be, and it hereby is, established; and

FURTHER RESOLVED, that the series of preferred stock of the Corporation be, and it hereby is, given the distinctive designation of "Series A Convertible Preferred Stock"; and

FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall consist of twenty five million (25,000,000) shares; and

FURTHER RESOLVED, that the Series A Convertible Preferred Stock shall have the powers and preferences, and the relative, participating, optional and other rights, and the qualifications, limitations, and restrictions thereon set forth below, which shall amend, replace and supersede the Prior Preferred Stock (the “Designation”):

1.              Definitions.  For purposes of this Designation, the following definitions shall apply:

1.1            “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise (other than dividends on Common Stock payable in Common Stock), or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of (a) a majority of the outstanding shares of Common Stock and (b) a majority of the outstanding shares of Series A Convertible Preferred Stock voting as separate classes.

1.2           “Common Stock” shall mean the common stock, $0.001 par value per share of the Corporation.

1.3           “Dividend Rate” shall mean an annual rate of 6% of the Original Issue Price.

1.4           “Liquidation Preference” shall equal the Original Issue Price per share.

1.5           “Original Issue Date” shall mean the date upon which the first shares of Series A Convertible Preferred Stock are issued.

1.6           “Original Issue Price” shall mean Seventy-Five Cents ($0.75) per share (as appropriately adjusted for any Recapitalizations).

1.7           “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

1.8           “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.

2.           Dividends.

2.1           Series A Convertible Preferred Stock.  In any calendar year, the holders of outstanding shares of Series A Convertible Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year.  No Distributions shall be made with respect to the Common Stock until all declared dividends on the Series A Convertible Preferred Stock have been paid or set aside for payment to the Series A Convertible Preferred Stock holders.  The right to receive dividends on shares of Series A Convertible Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Series A Convertible Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

2.2           Common Stock.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.3           Non-Cash Distributions.  Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors.

3.           Liquidation Rights.

3.1           Liquidation Preference.

(a)           Series A Convertible Preferred Stock.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled to receive prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Convertible Preferred Stock held by them equal to the sum of (i) the Liquidation Preference, and (ii) all declared but unpaid dividends on such share of Series A Convertible Preferred Stock.  If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series A Convertible Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3.1, then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Convertible Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3.1.

3.2           Remaining Assets.  After the payment to the holders of Series A Convertible Preferred Stock of the full preferential amounts specified above, the entire remaining assets of the Corporation legally available for distribution by the Corporation shall be distributed with equal priority and pro rata among the holders of Common Stock in proportion to the number of shares of Common Stock held by them.

3.3           Reorganization.  For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur upon (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) that results in the voting securities of the Corporation outstanding immediately prior thereto failing to represent immediately after such transaction or series of transactions (either by remaining outstanding or by being converted into voting securities of the surviving entity or the entity that controls such surviving entity) a majority of the total voting power represented by the outstanding voting securities of the Corporation, such surviving entity or the entity that controls such surviving entity, or (b) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation.

3.4           Valuation of Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

4.           Conversion.  The holders of the Series A Convertible Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1           Optional Conversion.  Each share of Series A Convertible Preferred Stock shall be convertible, at the option of the holder thereof (“Optional Conversion”), at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Convertible Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the Series A Convertible Preferred Stock by the Conversion Price.  In order to effectuate the Optional Conversion under this Paragraph 4.1, the holder must provide the Corporation a written notice of conversion (“Notice of Conversion”).  The initial Conversion Price per share of Series A Convertible Preferred Stock shall be the Original Issue Price and shall be subject to adjustment as provided herein (the “Conversion Price”).  The number of shares of Common Stock into which each share of Series A Convertible Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate”.  Upon any decrease or increase in the Conversion Price for the Series A Convertible Preferred Stock, as described in this Section 4, the Conversion Rate shall be appropriately increased or decreased.

4.2           Automatic Conversion.  Each issued and outstanding share of Series A Convertible Preferred Stock shall be automatically converted into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the formula set forth in Paragraph 4.1 of this Designation (an “Automatic Conversion”), unless otherwise prohibited by any law, rule or regulation applicable to the Corporation, immediately prior to the first to occur of:

(a)           the date on which the shares of Series A Convertible Preferred Stock issued on the Original Issuance Date to holders who are not affiliates of the Corporation may be re-sold by such holders without registration in reliance on Rule 144 promulgated under the Securities Act or another similar exemption under the Securities Act is available for such resale; or

(b)           the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock elect to convert all of their shares of Series A Convertible Preferred Stock into shares of Common Stock.

(a)           Thereafter, the Corporation and the holders shall follow the applicable conversion procedures set forth in this Paragraph 4 (including the requirement that the holders deliver the Series A Convertible Preferred Stock Certificates representing the Series A Convertible Preferred Stock being converted to the Corporation); provided, however, the holders of Series A Convertible Preferred Stock subject to Automatic Conversion shall not be required to deliver a Notice of Conversion to the Corporation.  Nothing set forth in this Paragraph 4.2 shall prevent any holder of Series A Convertible Preferred Stock from exercising its right to convert pursuant to Paragraph 4.1.  In the event of the occurrence of an Automatic Conversion as set forth herein, all securities convertible into or exchangeable for shares of Series A Convertible Preferred Stock as of the occurrence of such Automatic Conversion shall automatically and without any action required on the part of the holder thereof, be deemed to thereafter be convertible into or exchangeable for that number of shares of Common Stock of the Corporation as would have been issued to such holders had they converted or exercised their convertible securities immediately prior to such Automatic Conversion. In the event that any shares of Series A Convertible Preferred Stock are issued following the occurrence of the Automatic Conversion, such shares shall, immediately following their issuance, be deemed to have been automatically converted into shares of Common Stock of the Corporation in accordance with the foregoing conversion provisions.

4.3           Mechanics of Conversion.  In order to effect an Optional Conversion, a holder shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series A Convertible Preferred Stock being converted (the “Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation.  Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.  The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

4.4           Delivery of Common Stock Upon Conversion.  Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the tenth business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Section 4.3 above) (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) a certificate representing that number of shares of Common Stock issuable upon conversion of such shares of Preferred Stock being converted and (y) a certificate representing the number of shares of Series A Convertible Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion.  Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

4.5           Fractional Shares.  If any conversion of Series A Convertible Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A Convertible Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the market value of the Common Stock prior to the date of conversion (as determined in good faith by the Board of Directors) and the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall be the next lower whole number of shares.  If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

4.6           Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, without a corresponding subdivision of the Series A Convertible Preferred Stock, the applicable Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, without a corresponding combination of the Series A Convertible Preferred Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

4.7           Adjustments for Subdivisions or Combinations of Preferred Stock.  In the event the outstanding shares of Series A Convertible Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series A Convertible Preferred Stock, the applicable Original Issue Price and Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Series A Convertible Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Convertible Preferred Stock, the applicable Original Issue Price and Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

4.8           Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 3 above (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of such Series A Convertible Preferred Stock shall have the right thereafter to convert such shares of Series A Convertible Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A Convertible Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

4.9           No Impairment.  The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Convertible Preferred Stock against impairment.  Notwithstanding the foregoing, nothing in this Section 4.9 shall prohibit the Corporation from amending its Articles of Incorporation with the requisite consent of its stockholders and the Board of Directors.

4.10           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Convertible Preferred Stock.

4.11           Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of the Series A Convertible Preferred Stock.  Any such waiver shall bind all future holders of shares of Series A Convertible Preferred Stock.

4.12           Notices of Record Date. In the event that the Corporation shall propose at any time:

(a)           to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)           to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(c)           to voluntarily liquidate or dissolve;

then, in connection with each such event, the Corporation shall send to the holders of the Series A Convertible Preferred Stock at least ten business days’ prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (b) and (c) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Series A Convertible Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the vote or written consent of the holders of a majority of the Series A Convertible Preferred Stock, voting together as a single class.

(d)           Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Convertible Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.           Voting.

5.1           Restricted Class Voting.  Except as otherwise expressly provided herein or as required by law, the holders of Series A Convertible Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

5.2           No Series Voting.  Other than as provided herein or required by law, there shall be no series voting.

5.3           Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

5.4           Series A Convertible Preferred Stock.  Each holder of Series A Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of the Series A Convertible Preferred Stock held by such holder could be converted as of the record date.  The holders of shares of the Series A Convertible Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Series A Convertible Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Convertible Preferred Stock held by each holder could be converted), shall be disregarded.

5.5           Adjustment in Authorized Common Stock.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series A Convertible Preferred Stock voting together as a single class.

6.           Protective Provisions.

6.1           Subject to the rights of series of other Preferred Stock which may from time to time come into existence, so long as any shares of Series A Convertible Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock, voting together as a single class:

(a)           Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Convertible Preferred Stock;

(b)           Effect an exchange, reclassification, or cancellation of all or a part of the Series A Convertible Preferred Stock, including a reverse stock split, but excluding a stock forward split;

(c)           Effect an exchange, or create a right of exchange, of all or part of the shares of another class of shares into shares of Series A Convertible Preferred Stock;

(d)           Alter or change the rights, preferences or privileges of the shares of Series A Convertible Preferred Stock so as to affect adversely the shares of such series;

(e)           Authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security having a preference over (or on parity with) the Series A Convertible Preferred Stock with respect to voting, dividends or upon liquidation; or

(f)           Amend or waive any provision of the Corporation’s Amended and Restated Articles of Incorporation or Bylaws relative to the Series A Convertible Preferred Stock so as to affect adversely the shares of Series A Convertible Preferred Stock.

For clarification, neither the issuances of additional authorized shares of Series A Convertible Preferred Stock nor the creation or issuance of shares of preferred stock with rights and preferences on a parity with the rights and preferences of the shares of Series A Convertible Preferred Stock, shall require the authorization or approval of the holders of the Series A Convertible Preferred Stock.

7.           Redemption.  The Corporation shall have no obligation to redeem the Common Stock or Series A Convertible Preferred Stock.

8.           Notices.  Any notice required by the provisions of this Designation to be given to the holders of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

9.           Preemptive Rights.  No stockholder of the Corporation shall have the right to repurchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such right may from time to time be set forth in a written agreement between the Corporation and such stockholder.

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NOW THEREFORE BE IT RESOLVED, that the Designation is hereby approved, affirmed, confirmed, and ratified; and it is further

RESOLVED, that each officer of the Corporation be and hereby is authorized, empowered and directed to execute and deliver, in the name of and on behalf of the Corporation, any and all documents, and to perform any and all acts necessary to reflect the Board of Directors approval and ratification of the resolutions set forth above; and it is further

RESOLVED, that in addition to and without limiting the foregoing, each officer of the Corporation and the Corporation’s attorney be and hereby is authorized to take, or cause to be taken, such further action, and to execute and deliver, or cause to be delivered, for and in the name and on behalf of the Corporation, all such instruments and documents as he may deem appropriate in order to effect the purpose or intent of the foregoing resolutions (as conclusively evidenced by the taking of such action or the execution and delivery of such instruments, as the case may be) and all action heretofore taken by such officer in connection with the subject of the foregoing recitals and resolutions be, and it hereby is approved, ratified and confirmed in all respects as the act and deed of the Corporation; and it is further

RESOLVED, that this Designation may be executed in several counterparts, each of which is an original; that it shall not be necessary in making proof of this Designation or any counterpart hereof to produce or account for any of the other counterparts.

IN WITNESS WHEREOF, the Board of Directors of the Corporation has unanimously approved and caused this “Amended And Restated Certificate Of Designations of PEDEVCO CORP. Establishing The Designations, Preferences, Limitations and Relative Rights of its Series A Convertible Preferred Stock” to be duly executed and approved this 27th day of July 2012.

DIRECTORS:

/s/ Roger P. (Pat) Herbert
Roger P. (Pat) Herbert
Director

/s/ Donald Boyd
Donald Boyd
Director